FUND ACCOUNTING SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between DENALI STRUCTURED RETURN STRATEGY FUND, a Delaware statutory trust (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end non-diversified management investment company; and

WHEREAS, Fund Services is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Fund desires to retain Fund Services to provide accounting services.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.Appointment of Fund Services as Fund Accountant

The Fund hereby appoints Fund Services as fund accountant of the Fund on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.Services and Duties of Fund Services

Fund Services shall provide the following accounting services to the Fund:

A.Portfolio Accounting Services:

(1)    Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)    For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Fund (the “Board of Trustees”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)    Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)    Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)    On a daily basis, reconcile portfolio holdings and cash of the Fund with the Fund’s custodian and/or prime brokerage account(s).

(6)    Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.Expense Accrual and Payment Services:

(1)    For each valuation date, monitor the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)    Process and record payments for Fund expenses.

(3)    Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Fund Services and the Fund.

(4)    Provide expense accrual and payment reporting.

C.Fund Valuation and Financial Reporting Services:

(1)    Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)    Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3)    Maintain a general ledger and other accounts, books, and financial records for the Fund.

(4)    Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's current prospectus.

(5)    Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(6)    Prepare monthly reconciliations of sub-ledger reports to month-end ledger balances.

D.Tax Accounting Services:

(1)    Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)    Maintain tax lot detail for the Fund’s investment portfolio.

(3)    Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

E.Compliance Control Services:

(1)    Support reporting to regulatory bodies and financial statement preparation by making the Fund's accounting records available to the Fund, the Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)    Maintain accounting records for the Fund as required by the 1940 Act and regulations provided thereunder.

(3)    Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

(4)    In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Fund Services will provide the Trust’s Chief Compliance Officer with reasonable access to Fund Services’ fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Fund Services that affect or could affect the Fund.

(5)    Cooperate with the Trust’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

3.License of Data; Warranty; Termination of Rights

A.The valuation information and evaluations being provided to the Fund by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The Fund has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets and reporting to regulatory bodies (the “License”). The Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Trust’s right to use the Data cannot be passed to or shared with any other entity.

The Fund acknowledges the proprietary rights that Fund Services and its suppliers have in the Data.

B.THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.Fund Services may stop supplying some or all Data to the Fund if Fund Services’ suppliers terminate any agreement to provide Data to Fund Services. Also, Fund Services may stop supplying some or all Data to the Fund if Fund Services reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of Fund Services’ suppliers demand that the Data be withheld from the Fund. Fund. Fund Services will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

4.Pricing of Securities

A.For each valuation date, Fund Services shall obtain prices from a pricing source approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply Fund Services with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by Fund Services and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Fund acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Fund assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by Fund Services and its suppliers in this respect.

C.Fund Services shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, any of their affiliates, or any third party source. Notwithstanding anything else in this Agreement to the contrary, Fund Services and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from the Fund, any of their affiliates, or any third party source.

5.Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written notice to Fund Services.

6.Changes in Equipment, Systems, Etc.

Fund Services reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

7.Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses (set forth in Exhibit A as are reasonably incurred by Fund Services in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund to Fund Services shall only be paid out of the assets and property of the Fund involved.

8.Representations and Warranties

A.The Fund hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)    A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Fund to make a continuous public offering of its shares; and

(5) All records of the Fund provided to Fund Services by the Fund or by a prior service provider of the Fund are accurate and complete and Fund Services is entitled to rely on all such records in the form provided.

B.Fund Services hereby represents and warrants to the Fund, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.Standard of Care; Indemnification; Limitation of Liability

A.Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Neither Fund Services nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Fund, the adviser or any other service provider to the Fund, or any employee of the foregoing; or for any loss suffered by the Fund, or any third party in connection with Fund Services’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ reasonable control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless Fund Services and its affiliates and suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services or its affiliates and suppliers may sustain or incur or that may be asserted against Fund Services or its affiliates and suppliers by any person arising out of or related to (X) any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Fund, as approved by the Board of Trustees of the Fund, or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

The Fund acknowledges that the Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

Fund Services shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from Fund Services’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund” shall include the Trust’s trustees, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply; or (iii) any claim that arose more than one year prior to the institution of suit therefor.

B.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.If Fund Services is acting in another capacity for the Fund pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

10.Notification of Error

The Fund will notify Fund Services of any discrepancy between Fund Services and the Fund, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by Fund Services to the Fund; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.Data Necessary to Perform Services

The Fund or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.Proprietary and Confidential Information

A.Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Fund or its agents or service providers, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders.

B.The Fund agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of Fund Services, all non-public information relative to Fund Services (including, without limitation, the Data and information regarding Fund Services’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by Fund Services, which approval shall not be unreasonably withheld and may not be withheld where the Fund may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund Services. Information which has become known to the public through no wrongful act of the Fund or any of its employees, agents or representatives, and information that was already in the possession of the Fund prior to receipt thereof from Fund Services, shall not be subject to this paragraph.

C.Notwithstanding anything herein to the contrary, (i) the Fund shall be permitted to disclose the identity of Fund Services as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) Fund Services shall be permitted to include the name of the Fund in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

13.Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund or its designee on and in accordance with its request, provided, however, that Fund Services may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding the foregoing, Fund Services may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

14.Compliance with Laws

A.The Fund has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional information (or similar disclosure documents) included in its registration statement on Form N-2 filed with the SEC. Fund Services’ duties and services hereunder shall not relieve the Fund of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto. Further, the Fund agrees that it complies with any and all applicable local, state, federal, and international data protection laws, and confirms necessary and appropriate consents, disclosures and notices are in place to enable collection and processing of personal data by Fund Services. Fund Services’ functions hereunder shall not relieve the Fund of their primary day-to-day responsibility for assuring such compliance

B.The Fund shall immediately notify Fund Services if the investment strategy of the Fund materially changes or deviates from the investment strategy disclosed in the current prospectus, or if it becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Fund or the services provided under this Agreement.

15.Term of Agreement; Amendment

A.This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.Subject to Section 16, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.Fund Services may terminate this Agreement immediately if the continued service of the Fund would cause Fund Services or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Fund commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Fund would reflect unfavorably upon Fund Services’ reputation, provided that in such event Fund Services shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition the Fund to a successor service provider.

D.This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Fund, and authorized or approved by the Trust’s Board of Trustees.

16.Early Termination

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to the end of the then current term, the Fund agrees to pay the following fees with respect to each Fund subject to the termination:

a.all monthly fees through the remaining term of the Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid following the liquidation of the Fund);
b.all fees associated with converting services to successor service provider;
c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.all miscellaneous costs associated with a. to c. above.

17.Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Fund by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which Fund Services has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund. The Fund shall also pay any fees associated with record retention and/or tax reporting obligations that Fund Services is obligated under applicable law, regulation, or rule to continue following the termination.

18. Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Fund Services, or by Fund Services without the written consent of the Fund accompanied by the authorization or approval of the Trust’s Board of Trustees.

19. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

20. No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

21.    Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

22.    Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

23. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bank Global Fund Services, LLC

615 East Michigan Street
Milwaukee, WI 53202
Attn: President

Notice to the Fund shall be sent to:

Liquid Strategies, LLC
c/o Denali Structured Return Strategy Fund
3550 Lenox Road NE, Suite 2550,
Atlanta, GA 30326

24. No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of the Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

25. Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

DENALI STRUCTURED RETURN STRATEGY FUND

By: /s/ Adam Stewart
Name: Adam Stewart
Title: Trustee
Date: 11/21/2023

U.S. BANCORP FUND SERVICES, LLC

By: /s/Jason Hadler
Name: Jason Hadler
Title: Sr. Vice President
Date: November 21, 2023

Exhibit A
Fund Accounting Servicing Agreement Fee Schedule
(certain fee amounts have been excluded because they are not material and would be competitively harmful if publicly disclosed)
Fund Administration & Fund Accounting Services Fee Schedule

Annual Fee Based Upon Average Net Assets Per Fund*

Basis Points
on the first $250 million
on the next $250 million
on the balance

$ per fund - Minimum Annual Fee
▪$ additional fee for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor
▪$ additional fee of for each intraday NAV calculations in excess of one strike per day

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

NOTE: Conversion, master/feeder, and extraordinary services quoted separately.
The fees above include the following core tax services: M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee
▪$ per year
Data Services
▪$ - Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps,
▪$ - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
▪$ - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMOs and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Governments and Agency Bonds, High Yield
▪$ Bank Loans
▪$ - Intraday money market funds pricing, up to 3 times per day
▪$ per Month Manual Security Pricing (>25per day)

▪Derivative Instruments are generally charged at the following rates:
•$ - Interest Rate Swaps, Foreign Currency Swaps
•$ - Swaptions
•$ Credit Default Swaps

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)
▪$ per Foreign Equity Security per Month
▪$ per Domestic Equity Security per Month
▪$ per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)
▪$ per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

SEC Modernization Requirements
▪$ per year, per Fund - Form N-PORT
▪$ per year, per Fund - Form N-CEN

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including Bloomberg, S&P, Moody's, Morningstar, GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services Supplemental Fee Schedule

Section 18 Compliance Testing
▪$ set up fee per fund complex
▪$ per fund per month

Section 15(c) Reporting

▪Additional 15c reporting is subject to additional charges
▪$ per fund per standard reporting package*

*Standard reporting packages for annual 15(c) meeting
•Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
•Performance reporting package: Peer Comparison Report

Optional Tax Services
▪$ per year - Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs)
▪$ per additional estimate - Additional Capital Gain Dividend Estimates - (First two included in core services)
▪$ per additional return - State tax returns - (First two included in core services)

Fees for Special Situation:
▪Fee will be accessed.

Rule 2a-5 Reporting (valuation reporting and support):
▪$ per fund

Customized delivery of data:
▪TBD

Tax Reporting - MLP C-Corporations

Federal Tax Returns
▪$ - Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis)
▪Included in the return fees - Prepare Federal and State extensions (If Applicable)
▪$ Per estimate - Prepare provision estimates

State Tax Returns
▪$ per fund - State tax notice consultative support and resolution

▪$ per state return - Prepare state income tax returns for funds and blocker entities
•$ per state return - Sign state income tax returns
•Included with preparation of returns - Assist in filing state income tax returns

Extraordinary Services
Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly. Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to the client directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.